SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 8, 2005

DRESSER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
(Address of principal executive offices) (zip code)

(972) 361-9800
(Registrant's Telephone Number, Including Area Code)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 8, 2005, Dresser, Inc. announced that Robert D. Woltil has been appointed Senior Vice President, Finance and Accounting of Dresser, Inc. The appointment is effective September 1, 2005. Mr. Woltil reports to James A. Nattier, Dresser's Executive Vice President and Chief Financial Officer, and will be responsible for many of the company's finance and accounting matters. The company also announced its intent to appoint Mr. Woltil as Chief Financial Officer once Dresser's financial statement filings become current. As previously announced, Dresser is in the process of restating certain financial statements issued in 2004 and prior periods.

Mr. Woltil, 50, has worked with Dresser's finance and accounting departments since July as leader of the Tatum Partners, LLP consulting team assigned to the company. As a consultant during the past four years, he has served as interim CFO for Catalina Marketing Corporation, a $400 million NYSE-listed marketing services firm, and has also advised companies on organizational structure, process redesign, financial restructuring, and mergers and acquisitions. Previously, he was CFO for Sun Healthcare Group, Inc., then a $3.5 billion, NYSE-listed provider of healthcare services which filed for bankruptcy protection in October 1999. He also served in numerous roles with Beverly Enterprises, Inc., a $2 billion, NYSE-listed chain of health care facilities, including CFO of the corporation and later president and CEO of a $500 million division.

In addition to Mr. Woltil's appointment, the company announced that Mr. Nattier has been appointed Executive Vice President, Ethics and Compliance in addition to his current role as Chief Financial Officer.

A copy of the Press Release announcing these executive changes is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release announcing executive changes.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2005

Dresser, Inc.

/s/

Patrick M. Murray
Chief Executive Officer and

Chairman of the Board

/s/

James A. Nattier
Executive Vice President and
Chief Financial Officer

/s/

Thomas J. Kanuk
Corporate Controller and
Chief Accounting Officer

3

EXHIBIT INDEX

Exhibit No. Description

99.1 Press release announcing executive changes